Exhibit I

Lara Marambio & Asociados

RIF.: J-00327665-0

Av. Blandín, Edif. Torre la Castellana

(BNC), Piso 21

Urb. La castellana

Caracas 1060- Venezuela

Telf: +58(212) 206 8501

Fax: +58(212) 206 8870

www.deloitte.com/ve

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this registration statement under Schedule B of our Report dated February 9, 2024 relating to the financial statements as of and for the years ended December 31, 2023, 2022 and 2021 of CORPORACION ANDINA DE FOMENTO and our Report dated February 9, 2024 relating to the effectiveness of CORPORACION ANDINA DE FOMENTO’s internal control over financial reporting as of December 31, 2023, appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading “Experts” is such Prospectus.

/s/ Deloitte.

Caracas Venezuela

August 9, 2024

Lara Marambio & Asociados. A member firm of Deloitte Touche Tohmatsu Limited.

www.deloitte.com/ve

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and independent entity. Please see www.deloitte.com/about for a detailed description of the legal structure of Deloitte Touche Tohmatsu Limited and its member firms.